Registration No. -
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	37-0602744 (IRS Employer I.D. No.)

100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan (Full title of the plan)
JAMES B. BUDA Vice President, Secretary and General Counsel Caterpillar Inc. 100 NE Adams Street Peoria, IL 61629-7310 (Name and address of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock	25,000,000 shares	$72.5450	$1,813,625,000	$229,786.29
* Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h), based upon a price of $72.5450 per share for 25,000,000 shares of Common Stock, such price being the average of the high and low prices of the Common Stock reported for the shares on the New York Stock Exchange on May 21, 2004, a date within five business days prior to the date of filing this Registration Statement. Associated with the Common Stock are preferred stock purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

This Registration Statement is being filed to register additional shares of the Registrant's Common Stock to be issued under its 1996 Stock Option and Long-Term Incentive Plan, as amended (the "Plan"). Shares of the Registrant's Common Stock to be issued pursuant to the Plan were originally registered pursuant to a registration statement on Form S-8 (File No. 333-03609) (the "Original Registration Statement") and additional shares were registered pursuant to registration statements on Forms S-8 (File No. 333-41464 and File No. 333-98197) (the "Subsequent Registration Statements"). The contents of the Original Registration Statement and Subsequent Registration Statements are hereby incorporated by reference into this Registration Statement to the extent that they present information not otherwise presented herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
The following documents filed by Caterpillar Inc. ("Company") with the Securities and Exchange Commission are incorporated herein by reference:

(1)   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)   The Company's quarterly reports on Form 10-Q for the first quarter of 2004 ended March 31, 2004;

(3)   The Company's definitive proxy statement dated March 4, 2004 filed in connection with its April 14, 2004 Annual Meeting of Stockholders;

(4)   The description of the Company's Common Stock contained in Form S-3 filed on May 6, 1991
(Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

(5)   The description of the Company's Preferred Stock Purchase Rights contained in Form S-3 filed on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities to be granted under the Plan have been granted or which deregisters all securities then remaining ungranted, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.
Information required by Item 6 is incorporated by reference from registration statement on Form S-8 (File No. 333-41464) filed with the Securities & Exchange Commission on July 14, 2000.

Item 8.  Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

5	Opinion of Sean X. McKessy, Securities Counsel for Caterpillar Inc., as to the legality of stock option obligations.
23.1	The consent of Sean X. McKessy, Securities Counsel for Caterpillar Inc., is contained in his opinion filed as Exhibit 5 to this Registration Statement.
23.2	Consent of PriceWaterhouseCoopers LLP.

Item 9.  Undertakings.
Information required by Item 6 is incorporated by reference from registration statement on Form S-8 (File No. 333-41464) filed with the Securities & Exchange Commission on July 14, 2000.

S-8 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Caterpillar Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
May 25, 2004	By:	/s/ James B. Buda
Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the company and in the capacities and on the dates indicated.

May 25, 2004	/s/ James W. Owens	Chairman of the Board, Director and Chief Executive Officer

May 25, 2004	/s/ Douglas R. Oberhelman	Group President

May 25, 2004	/s/ Gerald L. Shaheen	Group President

May 25, 2004	/s/ Richard L. Thompson	Group President

May 25, 2004	/s/ Gerard R. Vittecoq	Group President

May 25, 2004	/s/ Steven H. Wunning	Group President

May 25, 2004	/s/ F. Lynn McPheeters	Vice President and Chief Financial Officer

May 25, 2004	/s/ David B. Burritt	Controller and Chief Accounting Officer

May 25, 2004	/s/ W. Frank Blount	Director

May 25, 2004	/s/ John R. Brazil	Director

May 25, 2004	/s/ John T. Dillon	Director

May 25, 2004	/s/ Eugene V. Fife	Director

May 25, 2004	/s/ Gail D. Fosler	Director

May 25, 2004	/s/ Juan Gallardo	Director

May 25, 2004	/s/ David R. Goode	Director

May 25, 2004	/s/ Peter A. Magowan	Director

May 25, 2004	/s/ William A. Osborn	Director

May 25, 2004	/s/ Gordon R. Parker	Director

May 25, 2004	/s/ Charles D. Powell	Director

May 25, 2004	/s/ Edward B. Rust, Jr.	Director

May 25, 2004	/s/ Joshua I. Smith	Director